                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Corporate Benefits Committee
Allergan, Inc.:


We consent to incorporation by reference in the registration statements Nos. 33-29528, 33-44770 and 333-09091 on Form S-8 of Allergan, Inc. of our report dated June 21, 2001, relating to the statements of net assets available for plan benefits of the Allergan, Inc. Savings and Investment Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits and related schedule for the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 11-K of Allergan, Inc. Savings and Investment Plan.

Orange County, California


                                                  /s/ KPMG LLP


June 28, 2001